Exhibit 99.2

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS CONFIRMS RECEIPT OF AMEX LETTER REGARDING

DELAYED FILING OF SECOND QUARTER FORM 10-Q

ALL OUTSTANDING FILINGS EXPECTED TO BE COMPLETED ON OR BEFORE JUNE 16, 2008

Santa Ana, CA — May 21, 2008 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect” or “the Company”), which manages the medical care of approximately 240,000 HMO enrollees and operates four community hospitals in southern California, today announced that on May 16, 2008 it received a notice from the AMEX that Prospect was delinquent in the filing of its second quarter Form 10-Q for the three months ended March 31, 2008 by the May 15, 2008 due date.  Prospect currently is not in compliance with Sections 134 and 1101 of the AMEX Company Guide, specifically, by not having timely filed with the Securities and Exchange Commission its second quarter 2008 Form 10-Q, and, as previously announced, its Form 10-K for the fiscal year ended September 30, 2007 and its Form 10-Q for the quarter ended December 31, 2007.

Also, as previously announced, Prospect has been notified that the AMEX has conditionally accepted the Company’s plan for regaining compliance with the exchange’s continued listing requirements and has extended the compliance period to July 28, 2008.  The May 16 AMEX notice did not require Prospect to submit an additional compliance plan with respect to its second quarter 2008 Form 10-Q filing.  Prospect continues to expect to file its fiscal 2007 Form 10-K by the end of May 2008, and its first and second quarter 2008 Form 10-Q filings shortly thereafter, with full completion of all filings on or before June 16, 2008.  As detailed in previous announcements, following the filings, as outlined above, and the meeting of certain other terms and conditions, Prospect believes it will be compliant with the continued listing requirements of the AMEX and will qualify for its common stock to resume trading.

ABOUT THE COMPANY

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of over 9,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 28, 2006 and its Form 10-Q filed on August 20, 2007, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, the debt incurred by Prospect in connection with those acquisitions, and the ability of the Company to regain compliance with the AMEX’s continued listing requirements.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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